Exhibit 10.26

FORM OF AMENDMENT TO

EMPLOYMENT AGREEMENT

WHEREAS,                          (the “Executive”) is a party with Heritage Bankshares Inc., (“Bankshares”), to an Employment Agreement dated                          (the “Agreement”); and

WHEREAS, Bankshares intends to enter into a letter agreement with the United States Department of the Treasury (the “UST”) pursuant to which Bankshares shall issue shares of preferred stock and the UST shall purchase from Bankshares the shares of preferred stock (the “Program”); and

WHEREAS, it is a condition to participation in the Program under the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), and rules, regulations, guidance or other requirements issued thereunder (collectively, along with the EESA, the “EESA Restrictions”), that (i) employment agreements and other agreements with the Executive and certain other employees of Bankshares (the “Covered Employees”) be amended to comply with the EESA Restrictions; and (ii) the Covered Employees execute a form of waiver (the “Waiver”); and

WHEREAS, the Executive intends to execute the Waiver, wherein the Executive: (i) acknowledges that the EESA Restrictions may require modification of the employment, compensation, bonus, incentive, severance, retention and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that the Executive may have with Bankshares or in which the Executive participates as they relate to the period the United States holds any equity or debt securities of Bankshares acquired through the Program (collectively, along with the Agreement, the “Benefit Plans”); (ii) consents to all such modifications; and (iii) acknowledges and agrees that if Bankshares notifies Executive in writing that Executive has received payments in violation of the EESA Restrictions, Executive shall repay the aggregate amount of such payments to Bankshares no later than fifteen (15) business days following receipt of such notice;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and as consideration for the benefits that the Executive will receive as a result of Bankshares’ participation in the Program, Bankshares and the Executive agree as follows:

1.	The Executive shall not receive any golden parachute payment or other payment, accrual or benefit that is prohibited by the EESA Restrictions, under the Agreement, any Incentive Stock Option Agreement to which Executive is a party or otherwise. Without limiting the generality of the foregoing, and notwithstanding anything in the Benefit Plans to the contrary, the Executive shall not be entitled to and shall not otherwise receive the benefit of any acceleration in the exercisability (or accelerated vesting) of any outstanding stock options or other equity awards of Bankshares to the extent such acceleration is prohibited by the EESA Restrictions.

2.	If Bankshares notifies the Executive in writing that Executive has received payments in violation of the EESA Restrictions, the Executive hereby agrees to repay the aggregate amount of such payments to Bankshares no later than fifteen (15) business days following receipt of such notice.

3.	The Benefit Plans, with respect to Executive, are hereby amended to the extent necessary so as to be consistent with the EESA Restrictions.

4.	This Amendment is intended to, and shall be interpreted, administered and construed to, comply with the EESA Restrictions (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this Amendment.)

5.	Notwithstanding the foregoing provisions of this Amendment, this Amendment shall be effective only so long as Bankshares and the Executive are both subject to the EESA Restrictions. In the event that the EESA Restrictions cease to apply to either Bankshares or the Executive, this Amendment shall immediately become and shall be null and void. Further, to the extent permitted by the EESA Restrictions and applicable law, the Executive’s benefits under the Amended Agreement shall accrue and shall be paid to the Executive at a future date when and if so permitted by the EESA Restrictions and applicable law (“Accrued Payments”). Any such Accrued Payments will not accrue interest.

6.	To the extent not subject to federal law, this Amendment will be governed by and construed in accordance with the law of the Commonwealth of Virginia. This Amendment may be executed in two or more counterparts, each of which will be deemed to be an original. Except as amended herein, the Benefit Plans shall remain in full force and effect.”

IN WITNESS HEREOF, the parties hereto have duly executed and delivered this First Amendment to the Agreement as of September 22, 2009.

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